September 27, 2010

Ms. Nora Everett, President

Principal Funds, Inc.

Principal Financial Group

Des Moines, IA  50392-2080

Dear Ms. Everett

Principal Management Corporation intends to purchase the following shares (the “Shares”):

Principal Funds, Inc. -	Purchase Amount	Shares Purchased
Principal Capital Appreciation Fund – Class P	$10,000	278.009
Diversified International Fund – Class P	$10,000	1069.519
Diversified Real Asset Fund – Class P	$10,000	946.074
Equity Income Fund – Class P	$10,000	607.903
Global Diversified Income Fund – Class P	$10,000	768.640
Government & High Quality Bond Fund – Class P	$10,000	889.680
High Yield Fund – Class P	$10,000	1250.000
Income Fund – Class P	$10,000	1035.197
International Emerging Markets Fund – Class P	$10,000	409.668
LargeCap Growth Fund – Class P	$10,000	1366.120
MidCap Blend Fund – Class P	$10,000	794.913
Preferred Securities Fund – Class P	$10,000	996.016
Real Estate Securities Fund – Class P	$10,000	650.195
Short-Term Income Fund – Class P	$10,000	824.402

Each share of the Principal Capital Appreciation Fund has a par value of $0.01 and a price of $35.97 per share. Each share of the Diversified International Fund has a par value of $0.01 and a price of $9.35 per share. Each share of the Diversified Real Asset Fund has a par value of $0.01 and a price of $10.57 per share. Each share of the Equity Income Fund has a par value of $0.01 and a price of $16.45 per share.  Each share of the Global Diversified Income Fund has a par value of $0.01 and a price of $13.01 per share. Each share of the Government & High Quality Bond Fund has a par value of $0.01 and a price of $11.24 per share. Each share of the High Yield Fund has a par value of $0.01 and a price of $8.00 per share. Each share of the Income Fund has a par value of $0.01 and a price of $9.66 per share. Each share of the International Emerging Markets Fund has a par value of $0.01 and a price of $24.41 per share. Each share of the LargeCap Growth Fund has a par value of $0.01 and a price of $7.32 per share. Each share of the MidCap Blend Fund has a par value of $0.01 and a price of $12.58 per share. Each share of the Preferred Securities Fund has a par value of $0.01 and a price of $10.04 per share. Each share of the Real Estate Securities Fund has a par value of $0.01 and a price of $15.38 per share. Each share of the Short-Term Income Fund has a par value of $0.01 and a price of $12.13 per share. In connection with such purchase, Principal Management Corporation represents and warrants that it will purchase such Shares as an investment and not with a view to resell, distribute or redeem.

PRINCIPAL LIFE INSURANCE COMPANY

BY  /s/ Michael Roughton

Michael D. Roughton

Vice President and Associate General Counsel